                                                               EXHIBIT 9(a)(vii)

This announcement is neither an offer to exchange or sell nor a solicitation of an offer to exchange or buy any of these securities. Each of the Offers is made only by the Prospectus and the applicable Letter of Transmittal and no Offer is being made to, nor will tenders be accepted from or on behalf of, holders of the securities in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. In any jurisdiction where the securities or blue sky laws require an offer to be made by a licensed broker or dealer, each Offer is being made on behalf of the applicable Trust by Merrill Lynch & Co., Smith Barney Inc., Morgan Stanley & Co.
 Incorporated, PaineWebber Incorporated, Prudential Securities Incorporated or one or more other brokers or dealers which are licensed under the laws of such jurisdiction.

                    NOTICE OF EXCHANGE OFFERS TO HOLDERS OF

                           GENERAL MOTORS CORPORATION
  DEPOSITARY SHARES, EACH REPRESENTING ONE-FOURTH OF A SHARE OF SERIES D 7.92%
                                PREFERENCE STOCK

  DEPOSITARY SHARES, EACH REPRESENTING ONE-FOURTH OF A SHARE OF SERIES G 9.12%
                                PREFERENCE STOCK


     General Motors Corporation, a Delaware corporation ("General Motors"), and General Motors Capital Trust D, a Delaware statutory business trust (the "Series D Trust"), are offering, upon the terms and subject to the conditions set forth in a Prospectus dated June 3, 1997 (as amended or supplemented and including all documents incorporated therein by reference, the "Prospectus") and the Letter of Transmittal relating to the Series D 7.92% Depositary Shares (which, together with the Prospectus, constitutes the "Series D Offer"), to exchange 8.67% Trust Originated Preferred Securities ("TOPrS(SM)"), Series D (the "Series D Preferred Securities"), for up to 5,462,917 (i.e., approximately 90%) of the outstanding depositary shares (the "Series D 7.92% Depositary Shares"), each representing one-fourth of a share of General Motors' Series D 7.92% Preference Stock, $0.10 par value per share, not owned by General Motors.


     General Motors and General Motors Capital Trust G, a Delaware statutory business trust (the "Series G Trust"), are offering, upon the terms and subject to the conditions set forth in the Prospectus and the accompanying Letter of Transmittal relating to the Series G 9.12% Depositary Shares (which, together with the Prospectus, constitutes the "Series G Offer"), to exchange 9.87% Trust Originated Preferred Securities ("TOPrS(SM)"), Series G (the "Series G Preferred Securities"), for up to 9,071,910 (i.e., approximately 90%) of the outstanding depositary shares (the "Series G 9.12% Depositary Shares"), each representing one-fourth of a share of General Motors' Series G 9.12% Preference Stock, $0.10 par value per share, not owned by General Motors.

     The Series D Offer and the Series G Offer are each an "Offer" and together constitute the "Offers." The Series D 7.92% Depositary Shares and the Series G 9.12% Depositary Shares together constitute the "Depositary Shares." Each of the Series D Preferred Securities and the Series G Preferred Securities is a "Preferred Security" and together constitute the "Preferred Securities."

     Exchanges will be made on the basis of one Series D Preferred Security for each Series D 7.92% Depositary Share validly tendered and accepted for exchange in the Series D Offer and one Series G Preferred Security for each Series G 9.12% Depositary Share validly tendered and accepted for exchange in the Series G Offer. If more than the maximum number of Depositary Shares of either series is validly tendered and not withdrawn on or prior to the Expiration Date for the applicable Offer, the applicable Trust will accept such related Depositary Shares for exchange on a pro rata basis as described in the Prospectus. In connection with the Offers, General Motors will deposit into the Series D Trust as trust assets its 8.67% Junior Subordinated Deferrable Interest Debentures, Series D, due 2012 (the "Series D Junior Subordinated Debentures") and General Motors will deposit into the Series G Trust as trust assets its 9.87% Junior Subordinated Deferrable Interest Debentures, Series G, due 2012 (the "Series G Junior Subordinated Debentures"), in each case as set forth in the Prospectus.

  EACH OF THE OFFERS (AND THE RELATED WITHDRAWAL RIGHTS) WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON WEDNESDAY, JULY 2, 1997, UNLESS EITHER OR BOTH OF THE OFFERS IS EXTENDED.

     None of General Motors, the Board of Directors of General Motors, the Trustees of the Series D Trust, the Series D Trust, the Trustees of the Series G Trust or the Series G Trust makes any recommendation to holders of Depositary Shares as to whether to tender or refrain from tendering in either or both of the Offers. Holders of Depositary Shares are urged to contact their financial and tax advisors in making their decision on what action to take in light of their own particular circumstances. The Board of Directors of General Motors has made no determination as to the fairness of the consideration to be received in either or both of the Offers.

     Upon the terms and subject to the conditions of the Series D Offer, the Series D Trust will accept for exchange up to 5,462,917 (i.e., approximately 90%) of the outstanding Series D 7.92% Depositary Shares validly tendered and not withdrawn prior to 12:00 midnight, Eastern time, on Wednesday, July 2, 1997, or if the Series D Offer is extended by the Series D Trust, in its sole discretion, the latest date and time to which the Series D Offer has been extended (the "Series D Expiration Date"). Tenders of Series D 7.92% Depositary Shares pursuant to the Series D Offer may be withdrawn at any time prior to the Series D Expiration Date and, unless accepted for exchange by the Series D Trust, may be withdrawn at any time after 40 business days after the date of the Prospectus.

     Upon the terms and subject to the conditions of the Series G Offer, the Series G Trust will accept for exchange up to 9,071,910 (i.e., approximately 90%) of the outstanding Series G 9.12% Depositary Shares validly tendered and not withdrawn prior to 12:00 midnight, Eastern time, on Wednesday, July 2, 1997, or if the Series G Offer is extended by the Series G Trust, in its sole discretion, the latest date and time to which the Series G Offer has been extended (the "Series G Expiration Date"). Tenders of Series G 9.12% Depositary Shares pursuant to the Series G Offer may be withdrawn at any time prior to the Series G Expiration Date and, unless accepted for exchange by the Series G Trust, may be withdrawn at any time after 40 business days after the date of the Prospectus. The Series D Expiration Date and the Series G Expiration Date are each an "Expiration Date" and together constitute the "Expiration Dates."

     EACH OFFER IS INDEPENDENT FROM THE OTHER OFFER. FURTHERMORE, EACH OFFER IS SUBJECT TO CERTAIN CONDITIONS, AS DESCRIBED HEREIN AND IN THE PROSPECTUS.

     Consummation of each Offer is conditioned on, among other things, tenders by a sufficient number of holders of Depositary Shares subject to each Offer such that, as of the applicable Expiration Date, there shall be at least 400 record or beneficial owners of at least 1,000,000 Preferred Securities of the series to be issued in exchange for the Depositary Shares tendered in such Offer (with respect to each Offer, the "Minimum Distribution Condition"), which condition may not be waived with respect to either Offer.

     Consummation of each Offer is also conditioned on there not having been tenders by a number of holders of the Depositary Shares of the applicable series such that General Motors has determined that the consummation of such Offer would have a reasonable likelihood of producing, either directly or indirectly,
(i) the related series of Depositary Shares to be held of record by less than 300 persons (as determined for purposes of Rule 13e-3 under the Securities Exchange Act of 1934, as amended) or (ii) the related series of Depositary Shares to cease to be listed on the New York Stock Exchange after the consummation of such Offer (with respect to each Offer, the "Minimum Holders Condition"), which condition may not be waived with respect to either Offer.


     Each of the Trusts expressly reserves the right with respect to its Offer, in its sole discretion, subject to applicable law, to (i) terminate its Offer, not accept for exchange the Depositary Shares tendered in its Offer and promptly return such Depositary Shares upon the failure of any condition specified above or in "The Offers -- Conditions to the Offers" in the Prospectus, (ii) waive any condition to its Offer (other than the Minimum Distribution Condition and the Minimum Holders Condition) and accept all Depositary Shares previously tendered pursuant to its Offer, (iii) extend the Expiration Date of its Offer and retain all Depositary Shares tendered pursuant to its Offer until such Expiration Date, subject, however, to all withdrawal rights of holders tendering Depositary Shares in its Offer (see "The Offers -- Withdrawal of Tenders" in the Prospectus), (iv) amend the terms of its Offer, (v) modify the form of the consideration to be paid pursuant to its Offer or (vi) not accept for exchange the Depositary Shares tendered in its Offer at any time on or prior to the Expiration Date for its Offer as a result of an invalid tender, proration, withdrawal prior to the applicable Expiration Date or the occurrence of certain other events as set forth in the Prospectus. Any amendment applicable to an Offer will apply to all Depositary Shares tendered pursuant to such Offer. The minimum period during which an Offer must remain open following material changes in the terms of such Offer or the information concerning such Offer, other than a change in the percentage of securities sought or the price, depends upon the facts and circumstances, including the relative materiality of such terms or information. See "The Offers -- Expiration Dates; Extensions; Amendments; Termination" in the Prospectus.

     The purpose of the Offers is to refinance the Depositary Shares with the Preferred Securities in order to restructure a portion of General Motors' outstanding equity while achieving certain tax efficiencies.

     The Prospectus and applicable Letter of Transmittal contain important information which should be read before any action is taken by holders of Depositary Shares with respect to either or both of the Offers. Tenders may be made only by a properly completed and executed Letter of Transmittal relating to the applicable series of Depositary Shares and in conformance with the terms thereof and as set forth in the Prospectus. The information contained in the Prospectus, the Letters of Transmittal and the other offering documents is hereby incorporated in this Notice by reference.

     General Motors will pay to Soliciting Dealers (as defined in the Prospectus) designated by the record or beneficial owner, as appropriate, of Depositary Shares validly tendered and accepted pursuant to the Offers a solicitation fee of $0.50 per Depositary Share (except that in the case of transactions equal to or exceeding 10,000 Depositary Shares of either series, General Motors will pay $0.25 per Depositary Share), in each case subject to certain conditions. Soliciting Dealers are not entitled to a solicitation fee for any Depositary Shares beneficially owned by such Soliciting Dealer.

     The information required to be disclosed by paragraph (d)(1) of Rule 13e-4 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Prospectus and is incorporated herein by reference.


     The Prospectus and the applicable Letter of Transmittal are first being sent to holders of Depositary Shares on June 3, 1997, and are being furnished to brokers, dealers, banks and similar persons whose names, or names of whose nominees, appear on the lists of holders of the Depositary Shares or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Depositary Shares.


     Any questions or requests for assistance may be directed to the Information Agent and the Dealer Managers at the addresses and telephone numbers set forth below. Requests for copies of the Prospectus, the Letters of Transmittal or the Notices of Guaranteed Delivery may be directed to the Information Agent and copies will be forwarded promptly at General Motors' expense. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offers.

                    THE INFORMATION AGENT FOR THE OFFERS IS:

                         [GEORGESON COMPANY INC. LOGO]
                               Wall Street Plaza
                            New York, New York 10005
                 Banks and Brokers Call Collect: (212) 440-9800
                                       or
                   All Others Call Toll-Free: (800) 223-2064

                    THE DEALER MANAGERS FOR THE OFFERS ARE:


            MERRILL LYNCH & CO.                                 SMITH BARNEY INC.
    World Financial Center, North Tower                        388 Greenwich Street
          New York, New York 10281                           New York, New York 10013
         (888) ML4-TNDR (Toll-Free)                         (800) 655-4811 (Toll-Free)
         (888) 654-8637 (Toll-Free)                            Attn: Paul S. Galant
          Attn: Susan L. Weinberg
    MORGAN STANLEY DEAN WITTER           PAINEWEBBER INCORPORATED           PRUDENTIAL SECURITIES INCORPORATED
   1585 Broadway, Second Floor         1285 Avenue of the Americas                  One New York Plaza
     New York, New York 10036            New York, New York 10019                New York, New York 10292
    (800) 624-1808 (Toll-Free)          (800) 324-0210 (Toll-Free)              (888) 778-2241 (Toll-Free)
     Attention: Steve Sahara            Attention: David G. Zahka                Attention: Ryan Donovan



June 3, 1997

(SM) "Trust Originated Preferred Securities" and "TOPrS" are service marks of Merrill Lynch & Co.